DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                  212-450-4000
                               FAX: 212-450-4800

                             WRITER'S DIRECT DIAL:
                                  212-450-4000





                                                      June 14, 2000





The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-3 (File No. 333-38924) (the "Registration Statement") filed by The AES Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the sale by the Company from time to time of up to 4,500,000 shares of common stock, par value $0.01 per share, (the "Common Stock") of the Company.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that, when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable sales agency or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

         In connection with the foregoing opinion, we have assumed that, at or prior to the time of the delivery of the Common Stock, (i) the Board of Directors shall have duly authorized the issuance and sale of the Common Stock and such


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The AES Corporation                    2                           June 14, 2000

authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Common Stock. We have also assumed that neither the issuance and delivery of the Common Stock nor the compliance by the Company with the terms of the Common Stock will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectuses that form part of the Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                      Very truly yours,

                                                      /S/ Davis Polk & Wardwell